Exhibit 99.1

Genasys Inc. Reports Fiscal Second Quarter 2026 Results

A quarter of clear momentum, marked by a return to profitability and gross margin over 63%

SAN DIEGO, CA – May 14, 2026 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications™, today announced financial results for the Company’s fiscal 2026 second quarter ended March 31, 2026.

Fiscal Q2 2026 Financial Summary

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Revenue of $15.5 million, versus $6.9 million in the fiscal 2025 second quarter
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Gross margin of 63.3%, versus 37.7% in the fiscal 2025 second quarter
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GAAP operating income of $1.3 million, versus a GAAP operating loss of ($6.3) million in the fiscal 2025 second quarter
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Adjusted EBITDA of $2.5 million, versus ($5.1) million in the fiscal 2025 second quarter
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GAAP net income of $0.7 million, versus ($6.1) million in the fiscal 2025 second quarter
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GAAP net income per share $0.02 basic and diluted, versus ($0.14) in the fiscal 2025 second quarter

Recent Business Highlights and Developments

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Extended maturity of term loan to July 13, 2026, aligning the maturity with expected contractual cash receipts, including collections associated with the Puerto Rico Dams Early Warning System (EWS) project.
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Initial $9.0 million LRAD® order for Common Remotely Operated Weapon Station (CROWS) II Technical Refresh program has begun production and is expected to be completed in fiscal 2026.
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Continued delivery and execution of the Puerto Rico EWS project, with Groups 3, 5, and 6 completed and Group 1 on track for completion next month.
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Expanded Genasys Protect®, coverage with five new California municipal wins (San Jose, Palo Alto, Milpitas, Burbank, Santa Clara Fire District), lifting California coverage past 25.5 million residents and demonstrating accelerating SaaS sales velocity.
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Deepened Arizona footprint with paired Acoustics orders from the City of Sedona and Coconino County, with each deployment strengthening customer relationships and increasing the likelihood of follow-on orders.
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Two counties, Latah County (Idaho) and Davidson County (North Carolina), replaced their legacy emergency warning systems with Genasys Protect, expanding the Company’s geographic footprint.

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Secured a $2.0 million LRAD order from the Republic of Singapore Navy for unmanned surface vessels, broadening Genasys’ global defense customer base.

Management Commentary and Outlook

“The fiscal second quarter marked an important inflection point, headlined by a return to net income profitability and a roughly 63% gross margin,” said Richard Danforth, Genasys’ Chief Executive Officer. “Consistent delivery in Puerto Rico, combined with a standout bookings quarter in software, including new-state wins in Idaho and North Carolina, reflect sustained operational discipline and accelerating sales traction. The hard work from our team is beginning to show in our financial results, and we expect this progress to continue, supported by our roughly $58 million backlog.

“On the balance sheet front, we expect to collect receivables associated with the Puerto Rico EWS project in the near term, subject to the administrative disbursement processes, allowing us to retire the remaining balance of our outstanding debt. At that point, with sufficient cash on hand to support day-to-day operations, the Company is expected to emerge with a materially cleaner balance sheet. Combined with sustained software momentum across the country, consistent hardware execution, and an active pipeline, the second half of the year is shaping up to be a defining stretch for the Company.

“For fiscal 2026, we expect to deliver record revenue, gross margins over 50%, and net income profitability. Furthermore, our pipeline remains robust, which is a direct reflection of the sustained demand today's landscape is creating for our products. Overall, we remain focused on building upon this momentum, winning the opportunities in our pipeline, and delivering long-term value for our shareholders.”

Fiscal Q2 2026 Financial Results

Fiscal second quarter revenue was $15.5 million, an increase of 123.7% from $6.9 million in the prior year’s quarter.

Gross profit margin was 63.3%, compared with 37.7% in the second quarter of fiscal 2025. The increase in gross profit margin was primarily driven by the increase in hardware revenue.

Operating expenses decreased 3.7% to $8.5 million from $8.9 million in the fiscal second quarter 2025. Selling, general and administrative expenses decreased 6.6% to $6.2 million from $6.6 million in the fiscal second quarter 2025. Research and development expenses increased 5.1% year-over-year to $2.3 million from $2.2 million in the fiscal second quarter 2025.

GAAP net income in the quarter was $0.7 million, or $0.02 per share, basic and diluted, compared with a GAAP net loss of ($6.1) million, or ($0.14) per share, in the second quarter of fiscal 2025. The improvement in GAAP net income (loss) was primarily driven by the increase in revenues and reductions in operating expenses.

Adjusted EBITDA was $2.5 million for the second quarter of fiscal 2026, compared with ($5.1) million for the prior fiscal year period.

Cash, cash equivalents, and marketable securities totaled $1.0 million as of March 31, 2026, compared to $8.0 million at September 30, 2025. Subsequent to quarter end, the Company extended the maturity of its term loan from May 13, 2026 to July 13, 2026, aligning the maturity with expected contractual cash receipts, including collections associated with the Puerto Rico EWS project, and providing additional flexibility to support ongoing operations.

*We include in this press release adjusted EBITDA, which is a non-GAAP financial measure and which we believe provides helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, share-based compensation, fair value measurements of our term loans and warrants, and other items that we do not consider indicative of our core operating performance. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. However, since adjusted EBITDA is a non-GAAP financial measure, it is not necessarily comparable with adjusted EBITDA used by other companies. Adjusted EBITDA has limitations and should not be considered in isolation or a substitute for performance measures calculated under GAAP, including net income (loss).

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the fiscal second quarter 2026 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (800) 715-9871, or international at +1 (646) 307-1963. A webcast will also be available at the following link: https://app.webinar.net/Gv12AZkr3Bj

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events page of the Company’s website.

About Genasys Inc.

Genasys is the global leader in Protective Communications™, providing the most comprehensive portfolio of preparedness, response, and analytics software and hardware solutions available. The Company’s Long Range Acoustic Device® (LRAD®) and Protect Platform, which includes Genasys Protect® and Genasys Evertel®, are designed around one premise: ensuring organizations and public safety agencies are Ready when it matters®. Protecting people and saving lives for over 40 years,

Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation risks relating to receiving timely payment under, regulatory uncertainties surrounding, or disruptions in governmental support or funding of, the Puerto Rico project, our reliance on a limited number of customers, the likely need for additional capital, actual or perceived failures or breaches of our information and security systems, continued funding of government spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, market acceptance of the Company’s products, shortages in components or price increases that cannot be passed on to customers, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, difficulties in retaining key employees and customers, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2025. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Contact

Scott Liolios and Clay Liolios
Gateway Group, Inc.
949-574-3860
GNSS@gateway-grp.com

Genasys Inc.

Consolidated Balance Sheet

(Unaudited - in thousands)

	March 31, 2026	September 30, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$931	$7,969
Short-term marketable securities	30	70
Accounts receivable, net	13,076	7,596
Contract assets	3,326	6,117
Inventories, net	9,670	8,805
Prepaid expenses and other	11,782	8,742
Total current assets	38,815	39,299
Long-term restricted cash	585	585
Property and equipment, net	948	1,125
Goodwill	13,401	13,450
Intangible assets, net	4,993	6,147
Operating lease right of use assets, net	2,003	2,419
Other assets	885	844
Total assets	$61,630	$63,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,653	$8,181
Customer deposit	19,192	19,669
Accrued liabilities	8,542	7,451
Operating lease liabilities, current portion	1,162	1,125
Notes payable, at fair value	14,610	18,010
Total current liabilities	53,159	54,436

Warrant liability	2,010	3,570
Long-term deferred revenue	1,811	1,478
Operating lease liabilities, noncurrent	1,622	2,218
Total liabilities	58,602	61,702

Total stockholders' equity	3,028	2,167
Total liabilities and stockholders' equity	$61,630	$63,869

Genasys Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$15,505	$6,932	$32,570	$13,872
Cost of revenues	5,686	4,322	14,568	8,084
Gross profit	9,819	2,610	18,002	5,788
	63.3%	37.7%	55.3%	41.7%
Operating expenses
Selling, general and administrative	6,206	6,648	12,846	13,482
Research and development	2,331	2,217	4,226	4,502
Total operating expenses	8,537	8,865	17,072	17,984

Income (loss) from operations	1,282	(6,255)	930	(12,196)
Other (expenses) income, net	(414)	187	(754)	2,050
Income (loss) before income taxes	868	(6,068)	176	(10,146)
Income tax expense	145	71	270	71
Net income (loss)	$723	$(6,139)	$(94)	$(10,217)

Net income (loss) per common share
Basic	$0.02	$(0.14)	$(0.00)	$(0.23)
Diluted	$0.02	$(0.14)	$(0.00)	$(0.23)
Weighted average common shares outstanding
Basic	45,268	45,002	45,233	44,957
Diluted	46,006	45,002	45,233	44,957

Reconciliation of GAAP measures to non-GAAP measures

Net income (loss)	$723	$(6,139)	$(94)	$(10,217)
Other expenses (income), net	414	(187)	754	(2,050)
Income tax expense	145	71	270	71
Depreciation and amortization	689	692	1,371	1,428
Share based compensation	551	414	970	805
Adjusted EBITDA	$2,522	$(5,149)	$3,271	$(9,963)